Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Prologis 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-178955) of Prologis, Inc. of our report dated June 14, 2018 relating to the Statement of Net Assets Available for Benefits as of December 31, 2017, and the Changes in Net Assets Available for Benefits for the year then ended, and the related notes of the Prologis 401(k) Savings Plan which appears in this Form 11-K for the year ended December 31, 2018.

/s/ EKS&H LLLP

Denver, Colorado

June 7, 2019